EXHIBIT 10.1

March 26, 2014

Mr. Ronald Downey
Wunderkind Group Pty Ltd
Level 2, 113-115 Oxford St.
Darlinghurst, NSW 2010
Australia

Re: Binding Letter of Intent to acquire a stake in Wunderkind Group Pty. Ltd.

Dear Mr. Downey

Massive Interactive (“Massive”) is pleased to present the following binding Letter of Intent (“LOI”) to purchase directly, or through an affiliate (the “Transaction”), a majority stake in Wunderkind, Group Pty Ltd (“Wunderkind” or the “Company”).  The principal terms of the proposed transaction are as follows:

I.
Purchase Price: Massive intends to purchase Wunderkind through an exchange of all the shares of Wunderkind for a convertible note issued by Massive. The note will have a face value of $5.5 million and will be convertible into 45% of the total shares issued and outstanding of Massive on a fully diluted post transaction basis.

II.	Convertible Note: Interest will be payable upon the earlier of maturity or conversion only.

III.	Term: 1 year

IV.
Additional Diligence: Massive intends to complete a financial, legal and business review of the Company, which will be limited to no longer than 20 days from the date of the execution of this binding LOI.

V.
Binding Effect: Both Massive and Wunderkind agree that the terms of this agreement are binding and in full effect upon execution. Therefore, this LOI is intended to be and will create a legally binding obligation for both parties. However, said binding effect is agreed to no longer be enforceable upon discovery of any material non-disclosed public information or event that is discovered during the course of due diligence.

VI.	Timing: As stated above, Massive intends to be but is not obligated to conduct and complete due diligence by April 26, 2014 or by a date mutually agreed upon by Massive and Wunderkind.

VII.
Approvals and Additional Conditions: Buyers view the due diligence process to be a confirmatory process and not one to be used to renegotiate the price. However, as a condition of closing this transaction, Massive requires that the following

a.)	The approval and consent of Massive’s majority shareholder Southport Lane Management LLC (“Southport”) as evidenced by a valid and authorized signatory of Southport executing this LOI below, and

b.)	The approval and consent of the Board of Directors of Massive.

c.)	The approval and consent of the Board of Directors of Wunderkind.

Massive is very enthusiastic about the opportunity to pursue the proposed Transaction and are prepared to commence due diligence as soon as possible. We look forward to the Company’s response to our proposal, and we hope that this LOI adequately expresses our serious intention to complete the Transaction, subject to such due diligence and other closing conditions.

Please feel free to contact me with any questions you might have regarding this IOI.

Sincerely,

MASSIVE INTERACTIVE INC

/s/ Antaine Furlong

By: Antaine Furlong
Its: CFO, Director
Date: 26.03.2014

AGREED AND ACCEPTED
WUNDERKIND GROUP PTY LTD

/s/ Monique Ellis

By:  Monique Ellis
Its: MP, Director
Date: 26.03.2014

AGREED AND ACCEPTED
SOUTHPORT LANE MANAGEMENT LLC

/s/ Andrew Sherr

By: Andrew Sherr
Its: Authorized Signatory
Date: March 26, 2014